Exhibit 99.1

FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:
FOR INVESTORS	FOR MEDIA:
Richard R. Sawyer	Trois Hart
Chief Financial Officer	First Vice President, Marketing
260-427-7150	260-427-7053
rick.sawyer@towerbank.net	trois.hart@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FIRST QUARTER
EARNINGS

FORT WAYNE, INDIANA – APRIL 20, 2007 -- Tower Financial Corporation (Nasdaq: TOFC) today announced first quarter 2007 net income of $177,000, a decline of 82.2 percent from the $993,000 reported for the first quarter of 2006. Diluted earnings per share were $0.04, down 83.3 percent from first quarter 2006 earnings of $0.24 per share.

The following factors shaped first quarter performance:

▪	Net interest income grew 10.0 percent year over year, with average earning asset growth of 20.4 percent more than offsetting continued pressure on the net interest margin.

▪
The trust company has continued to thrive, building profitability as it gains market share in Fort Wayne, as evidenced by the13.9 percent increase in assets under management to $574 million. The transition to an independent charter has been even more favorable than anticipated, generating record revenue growth, and even greater bottom line profitability.

▪
The Company identified two lending relationships with elements of weakness. Both are current and collateralized by real property. To address the possibility of any further deterioration, the Company increased its first quarter provision by an additional $775,000, to $1.4 million.

▪
The independently-chartered Tower Bank of Central Indiana (TBCI) received regulatory approval from the DFI in March but is still waiting for FDIC approval. Upon formation, TBCI will become a consolidated affiliate of Tower Financial, who will retain 51 percent ownership.  To date, TBCI development costs were $528,000 through March 31, 2007, including $175,000 of costs incurred during the first quarter of 2007.

Donald F. Schenkel, chairman, president and CEO, said, “Our disappointing first quarter earnings resulted from the convergence of factors that simultaneously delayed revenues, maintained higher operating expenses levels, and affected asset quality.
“Although the fundamentals of our business remain strong, we want to respond quickly and completely to signs of weakness or further deterioration in our performance. We are modeling a number of possible outcomes to address the uncertainties inherent in our economy and our company’s performance.  For example, we have responded proactively to increase the first quarter loan loss provision – even though the loans are still current and performing.”

Revenue

Total revenue, consisting of net interest income and non-interest income, was $6.8 million for the first quarter of 2007, an increase of 9.3 percent over the $6.2 million reported in the prior-year first period. Net interest income grew 10.1 percent to $5.2 million, reflecting a 20.4 percent increase in average earning assets year over year, partially offset by a 31 basis point decline in the quarterly average net interest margin, to 3.43 percent. Mr. Schenkel added, “Challenges within the industry from the yield curve and increased competition for loans and deposits dictate that we be selective in adding new assets to maintain our profit levels. It is important, however, that we strike the right balance between relationship building and growth for growth’s sake.”

Fee income has become an increasingly important element in Tower’s diversification strategy, and a key component of total revenue; fees contributed approximately 22.1 percent of revenue this quarter. Non-interest income was $1.5 million, up 7.03 percent from the $1.4 million reported in the first quarter of 2006. Trust and brokerage fees of $845,900 accounted for 56.8 percent of non-interest income this quarter; they rose $54,900 or 6.9 percent compared with the year-ago first quarter. The comparison with the 2006 first quarter suffers from the impact of approximately $200,000 of rarely-recurring income from a large estate settlement fee booked last year. Excluding this one fee, 2007 trust income would have been approximately 43 percent ahead of first quarter 2006. Compared to the linked quarter, trust fees increased $151,900 or 21.9 percent.

Service charge income increased to $265,330, up $86,650, or 48.5 percent, over the first quarter of 2006, and $36,900, or 16.1 percent, higher than the previous quarter; growth in service fee income was largely derived from the overdraft protection product introduced during the fourth quarter of 2006, and from sign-up fees for HSA accounts implemented during the first quarter of 2007.

Non-Interest Expense

Non-interest expense for the first quarter of 2007 was $5.2 million, up 25.9 percent over the $4.1 million reported for the first quarter of 2006, but 1.6 percent lower than the linked quarter. The increase supported Tower’s expansion initiatives in Indianapolis, Warsaw, Angola and in Fort Wayne, where a sixth branch was added last year; all are coming on line within a twelve-month period. Salaries, benefits and occupancy expense together rose 23.5 percent year over year; FTE employees totaled 192 at year-end, 36 employees or 23.3 percent higher than a year earlier. While Tower added six employees since year-end, salary expense declined $191,300 on a linked quarter basis, or 6.0 percent, reflecting the $285,000 of severance paid to a former executive in the fourth quarter. The efficiency ratio for the first quarter of 2007 was 76.14 percent compared with 66.52 percent for the prior year first quarter, and 77.70 percent for the previous quarter.

Asset Quality

Tower identified two major relationships this quarter that were still performing, but management decided there was an underlying weakness that could compromise the bank’s ability to collect. As a result, Tower took a special provision of approximately $775,000. Since the loans are still performing, it is difficult to get a clear determination on the resolution of these real-estate supported loans, but management continues to work with the borrowers to reduce outstandings.

For the first quarter of 2007, net charge-offs were $632,000, or 0.47 percent of average loans (annualized) compared with $210,000, or 0.15 percent for the linked quarter, and $158,000, or 0.14 percent for the prior-year quarter. Non-performing assets plus delinquencies were $6.5 million, or 0.96 percent of total assets at March 31, 2007, up from $3.7 million and 0.65 percent of total assets, respectively, twelve months ago, and $4.8 million and 0.72 percent, respectively, from the preceding quarter. Tower's allowance for loan losses is 1.35 percent of total loans at March 31, 2007, up from 1.28 percent for the previous quarter.

Balance Sheet

Assets reached $683.0 million at March 31, 2007, a 19.3 percent increase over the $572.6 million reported twelve months ago, and a 1.8 percent (7.1 percent annualized) increase over the $671.2 million reported at 2006 year end. Loans outstanding grew by $94.5 million, or 19.9 percent year over year, reaching $568.5 million at period-end. Year-over-year loan growth was driven by commercial loans (CRE plus C&I), which accounted for $59.9 million, or 63.4 percent of loan growth. Compared with the linked quarter, however, residential real estate was the largest contributor to loan growth, accounting for $7.6 million, or 41.9 percent, of loan growth during the first quarter of 2007; residential real estate now accounts for 16.0 percent of the bank’s loan portfolio, compared with 13.4 percent at March 31, 2006.

Deposits grew 24.9 percent over the twelve-month period, to $589.8 million. The bank has successfully increased its core deposit base (DDA, savings, NOW, money market accounts and retail CDs), which now comprises 58.1 percent of total deposits, compared with 56.4 percent for the year-ago period, and 57.3 percent for the linked period. The increase in core deposits is attributable to the $11.3 million year-over-year growth of NOW accounts, which include the bank’s HSA accounts; the $56.8 million increase in money market accounts, of which approximately $50 million is attributable to the introduction of Tower’s sweep account product; and a $19.4 million increase in retail CDs.

Shareholders' equity was $51.7 million at March 31, 2007, an increase of 7.2 percent from the $48.0 million reported twelve months ago. Tower continues to meet the requirements for "well-capitalized" banks; the total risk-based capital ratio was 12.97 percent, virtually unchanged from 13.0 percent for the year-ago quarter, despite the inception of a $0.04 quarterly cash dividend last year, which was subsequently raised by 10 percent last quarter. Period-end shares outstanding were 4,072,332.

ABOUT THE COMPANY

Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has been approved for a state charter to form a de novo bank to serve the Greater Indianapolis market. FDIC approval is pending. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Reform Act of 1995.

These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by the Corporation with the Securities and Exchange Commission and available via EDGAR. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At March 31, 2007 and December 31, 2006

	(unaudited)
	March 31	December 31
	2007	2006
ASSETS
Cash and due from banks	$12,314,116	$14,393,790
Short-term investments and interest-earning deposits	6,039,915	8,863,112
Federal funds sold	5,581,358	5,608,064
Total cash and cash equivalents	23,935,389	28,864,966

Securities available for sale, at fair value	67,896,768	69,491,806
FHLBI and FRB stock	3,078,400	3,078,400

Loans	568,480,656	550,450,313
Allowance for loan losses	(7,662,831)	(6,870,442)
Net loans	560,817,825	543,579,871

Premises and equipment, net	6,339,101	5,870,699
Accrued interest receivable	3,610,898	3,620,368
Bank Owned Life Insurance	10,948,708	10,851,519
Other assets	6,404,917	5,797,183

Total assets	$683,032,006	$671,154,812

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$71,218,960	$77,772,481
Interest-bearing	518,582,788	508,997,823
Total deposits	589,801,748	586,770,304

Federal Home Loan Bank advances	20,200,000	11,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,795,388	1,716,994
Other liabilities	2,321,695	2,982,675
Total liabilities	631,645,831	620,196,973

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; issued and outstanding - 4,072,332 shares at March 31, 2007 and 4,043,882 shares at December 31, 2006	38,939,159	38,536,406
Retained earnings	12,521,265	12,523,750
Accumulated other comprehensive income (loss), net of tax of $(34,183) at March 31, 2007, $(53,785) at December 31, 2006	(74,249)	(102,317)
Total stockholders' equity	51,386,175	50,957,839

Total liabilities and stockholders' equity	$683,032,006	$671,154,812

Tower Financial Corporation
Consolidated Statements of Operations
For the three months ended March 31, 2007 and 2006
(unaudited)

	For the Three Months Ended
	March 31
	2007	2006
Interest income:
Loans, including fees	$10,318,089	$8,145,444
Securities - taxable	662,415	490,564
Securities - tax exempt	200,775	147,392
Other interest income	219,080	145,002
Total interest income	11,400,359	8,928,402
Interest expense:
Deposits	5,675,885	3,593,755
FHLB advances	191,744	352,179
Trust preferred securities	281,649	209,230
Total interest expense	6,149,278	4,155,164

Net interest income	5,251,081	4,773,238
Provision for loan losses	1,425,000	575,000

Net interest income after provision for loan losses	3,826,081	4,198,238

Noninterest income:
Trust and brokerage fees	845,883	790,956
Service charges	265,331	178,681
Loan broker fees	29,195	30,620
Other fees	348,669	391,045
Total noninterest income	1,489,078	1,391,302

Noninterest expense:
Salaries and benefits	2,995,501	2,502,982
Occupancy and equipment	688,194	480,177
Marketing	79,043	172,346
Data processing	227,949	145,968
Loan and professional costs	358,813	220,786
Office supplies and postage	123,385	106,639
Courier service	100,810	92,706
Business Development	157,753	104,944
Other expense	430,848	273,338
Total noninterest expense	5,162,296	4,099,886

Income before income taxes	152,863	1,489,654
Income taxes expense	(23,750)	496,700

Net income	$176,613	$992,954

Basic earnings per common share	$0.04	$0.25
Diluted earnings per common share	$0.04	$0.24
Average common shares outstanding	4,068,657	4,008,000
Average common shares and dilutive potential common shares outstanding	4,163,169	4,105,496

Dividends declared per share	$0.044	$0.040

Tower Financial Corporation
Consolidated Financial Highlights
First Quarter 2007
(unaudited)

	Quarterly					Year-To-Date
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
($ in thousands except for share data)	2007	2006	2006	2006	2006	2007	2006

EARNINGS
Net interest income	$5,251	5,347	5,182	4,944	4,773	5,251	4,773
Provision for loan loss	$1,425	500	645	475	575	1,425	575
NonInterest income	$1,529	1,380	1,259	1,118	1,391	1,529	1,391
NonInterest expense	$5,162	5,227	4,417	4,343	4,100	5,162	4,100
Net income	$177	810	973	912	993	177	993
Basic earnings per share	$0.04	0.20	0.24	0.23	0.25	0.04	0.25
Diluted earnings per share	$0.04	0.20	0.24	0.22	0.24	0.04	0.24
Average shares outstanding	4,065,657	4,068,657	4,022,071	4,017,254	4,008,000	4,065,657	4,008,000
Average diluted shares outstanding	4,163,169	4,163,169	4,123,773	4,128,151	4,105,496	4,163,169	4,105,496

PERFORMANCE RATIOS
Return on average assets *	0.11%	0.49%	0.62%	0.61%	0.72%	0.11%	0.72%
Return on average common equity *	1.41%	6.41%	7.92%	7.58%	8.42%	1.41%	8.42%
Net interest margin (fully-tax equivalent) *	3.43%	3.52%	3.54%	3.58%	3.74%	3.43%	3.74%
Efficiency ratio	76.14%	77.70%	68.58%	71.64%	66.52%	76.14%	66.52%
Full-time equivalent employees	191.75	186.25	180.50	167.50	155.50	191.75	155.50

CAPITAL
Equity to assets	7.52%	7.59%	7.75%	7.92%	8.37%	7.52%	8.37%
Regulatory leverage ratio	10.28%	10.46%	9.92%	10.24%	10.76%	10.28%	10.76%
Tier 1 capital ratio	11.81%	11.93%	11.23%	11.52%	11.88%	11.81%	11.88%
Total risk-based capital ratio	12.97%	13.05%	12.35%	12.62%	13.00%	12.97%	13.00%
Book value per share	$12.62	12.60	12.39	12.02	11.96	12.62	11.96
Cash dividend per share	$0.044	0.04	0.04	0.04	0.04	0.044	0.04

ASSET QUALITY
Net charge-offs	$632	210	238	364	158	632	158
Net charge-offs to average loans *	0.47%	0.15%	0.18%	0.30%	0.14%	0.47%	0.14%
Allowance for loan losses	$7,663	6,870	6,581	6,174	6,062	7,663	6,062
Allowance for loan losses to total loans	1.35%	1.25%	1.23%	1.22%	1.28%	1.35%	1.28%
Nonperforming loans	$5,239	3,977	4,034	3,118	1,833	5,239	1,833
Other real estate owned (OREO)	$744	370	465	430	509	744	509
Nonperforming assets (NPA)	$5,983	4,347	4,499	3,548	2,342	5,983	2,342
90+ Day delinquencies	$564	487	23	1,304	1,380	564	1,380
NPAs plus 90 Days delinquent	$6,547	4,834	4,522	4,852	3,722	6,547	3,722
NPAs to Total assets	0.88%	0.65%	0.70%	0.58%	0.41%	0.88%	0.41%
NPAs+90 to Total assets	0.96%	0.72%	0.70%	0.80%	0.65%	0.96%	0.65%
NPAs to Loans + OREO	1.05%	0.79%	0.84%	0.70%	0.49%	1.05%	0.49%

END OF PERIOD BALANCES
Total assets	$683,032	671,155	643,725	609,781	572,632	683,032	572,632
Total earning assets	$651,077	637,491	607,114	574,053	539,187	651,077	539,187
Total loans	$568,481	550,450	533,057	506,077	473,998	568,481	473,998
Total deposits	$589,802	586,780	554,335	510,235	472,178	589,802	472,178
Stockholders' equity	$51,386	50,958	49,895	48,319	47,951	51,386	47,951

AVERAGE BALANCES
Total assets	$664,026	650,721	621,597	596,293	556,479	664,026	556,479
Total earning assets	$633,569	612,944	591,632	563,858	526,423	633,569	526,423
Total loans	$551,000	540,227	520,260	491,533	458,642	551,000	458,642
Total deposits	$575,389	567,469	528,961	501,012	459,803	575,389	459,803
Stockholders' equity	$50,779	50,117	48,731	48,232	47,846	50,779	47,846

* annualized for quarterly data